Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Reports Record Diluted Earnings Per Share In First Quarter
Ankeny, IA, September 9, 2019 - Casey’s General Stores, Inc. (“Casey’s” or the “Company”) (Nasdaq symbol CASY) today reported diluted earnings per share of $2.31 for the first quarter of fiscal year 2020 ended July 31, 2019, compared to $1.90 per share for the same quarter a year ago, representing 22% growth compared to last year. "Quarterly results were positively impacted by our fuel price optimization initiative, store growth, and a continued focus on controlling operating expenses," said Darren Rebelez, President and Chief Executive Officer. "As we look ahead, we remain optimistic our long-term strategy, including the value creation plan initiatives, will generate additional shareholder value."
Fuel - For the quarter, average fuel margin was 24.4 cents per gallon, while same-store gallons sold were down 2.0%. "The combination of our price optimization efforts along with a favorable fuel margin environment allowed us to grow gross profit dollars by over 22% for the quarter," said Rebelez. "We are excited about the advancements made with the fuel price optimization tool. We have gained significant agility to capture additional fuel margin while maintaining a competitive pricing structure." Total gallons sold for the quarter were up 2.9% to 619.1 million gallons while gross profit dollars increased to $151.0 million.
Grocery and Other Merchandise - For the quarter, same-store sales were up 3.2% with average margin of 31.3%. Average margin was adversely impacted by a $6.6 million out-of-period inventory adjustment, which, if excluded, would have resulted in average margin of 32.3%. "We are encouraged by the momentum in this category and are optimistic about the expected impact of our current roll out of the inside store price optimization tool," said Rebelez. For the first quarter, total grocery and other merchandise revenue increased 6.7% to $687.9 million, and gross profit dollars increased to $215.5 million.
Prepared Food and Fountain - Same-store sales for the quarter were up 1.6% with average margin of 62.2%. "As we continue our digital transformation journey, we are highly focused on the pricing and promotional capabilities we are adding," said Rebelez. "We believe the previously launched e-commerce website and new mobile app, when combined with our future loyalty program, will significantly enhance the overall guest experience." Total prepared food and fountain revenue increased 5.3% to $295.9 million in the first quarter while gross profit dollars grew to $184.0 million.
Operating Expenses - For the first quarter, total operating expenses increased 5.7% to $379.8 million. The increase in total operating expenses was primarily attributable to operating 76 more stores than the same quarter in the prior year. Same-store operating expenses excluding credit card fees were up 2.5% for the quarter. "We continue to emphasize at all levels of the company the importance of maintaining strong discipline over operating expenses," noted Rebelez. "We will remain focused on identifying additional opportunities to improve expense management throughout the fiscal year."
Depreciation for the quarter was up 1.6%, which was significantly lower than our annual guidance, due to an adjustment related to the useful lives of our underground storage tanks. Without the adjustment, depreciation would have been up 8.6%.

Expansion - The following table represents the roll forward of store growth through the first quarter of fiscal 2020:

Store Count
Stores at 4/30/19	2,146
New Store Construction	15
Acquisitions	4
Acquisitions not opened	—
Prior Acquisitions opened	2
Closed	(6)
Stores at 7/31/19	2,161
The Company has 11 acquisition stores under agreement to purchase and a new store pipeline of 107 sites, including 35 under construction as of July 31, 2019. "Development plans are underway for a third distribution center, which is scheduled to break ground in the southwest part of our territory later this year," said Rebelez. "Upon completion, this will provide immediate cost savings and support our future expansion strategy."
Share Repurchase Program- The Company has $300 million remaining on its authorization from March 2018. There were no repurchases made against that authorization in the first quarter.
Dividend - At its September meeting, the Board of Directors declared a quarterly dividend of $0.32 per share. The dividend is payable November 15, 2019 to shareholders of record on November 1, 2019.
Fiscal 2020 Guidance - No changes have been made to the current fiscal 2020 guidance:

	Same-store Sales	Margin
Fuel (Gallons and CPG)	(.5%) - 1.0%	20.5 - 22.5
Grocery and Other Merchandise	2.5 - 4.0%	32.0 - 33.0%
Prepared Food and Fountain	3.0 - 6.0%	61.0 - 63.0%

Operating Expenses	7.0 - 9.0%
Depreciation and Amortization	11.0 - 13.0%
New Store Construction	60 stores
Acquisitions	25 stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended July 31,
	2019	2018
Total revenue	$2,626,629	$2,588,432
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,060,943	2,066,664
Operating expenses	379,841	359,392
Depreciation and amortization	59,808	58,840
Interest, net	13,721	14,406
Income before income taxes	112,316	89,130
Federal and state income taxes	26,501	18,906
Net income	$85,815	$70,224
Net income per common share
Basic	$2.33	$1.92
Diluted	$2.31	$1.90
Basic weighted average shares	36,864,070	36,669,021
Plus effect of stock compensation	221,852	311,387
Diluted weighted average shares	37,085,922	36,980,408

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2019	April 30, 2019
Assets
Current assets
Cash and cash equivalents	$96,733	$63,296
Receivables	39,554	37,856
Inventories	273,755	273,040
Prepaid expenses	12,969	7,493
Income tax receivable	15,059	28,895
Total current assets	438,070	410,580
Other assets, net of amortization	43,146	41,154
Goodwill	157,223	157,223
Property and equipment, net of accumulated depreciation of $1,878,705 at July 31, 2019 and $1,826,936 at April 30, 2019	3,198,307	3,122,419
Total assets	$3,836,746	$3,731,376
Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$50,000	$75,000
Current maturities of long-term debt	18,846	17,205
Accounts payable	347,181	335,240
Accrued expenses	159,001	163,487
Total current liabilities	575,028	590,932
Long-term debt, net of current maturities	1,303,429	1,283,275
Deferred income taxes	402,840	385,788
Deferred compensation	16,027	15,881
Insurance accruals, net of current portion	21,531	22,663
Other long-term liabilities	28,677	24,068
Total liabilities	2,347,532	2,322,607
Total shareholders’ equity	1,489,214	1,408,769
Total liabilities and shareholders’ equity	$3,836,746	$3,731,376
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements, including our ability to execute our value creation plan or to realize benefits therefrom. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 7/31/2019	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,627,568	$687,918	$295,877	$15,266	$2,626,629
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$150,989	$215,453	$184,012	$15,232	$565,686
	9.3%	31.3%	62.2%	99.8%	21.5%
Fuel gallons	619,084
Three months ended 7/31/2018
Revenue	$1,647,417	$644,800	$281,003	$15,212	$2,588,432
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$123,476	$208,925	$174,184	$15,183	$521,768
	7.5%	32.4%	62.0%	99.8%	20.2%
Fuel gallons	601,795

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2020	(2.0)%					F2020	24.4	¢
F2019	0.5	(1.1)%	(3.4)%	(2.8)%	(1.7)%	F2019	20.5		20.0	¢	22.1	¢	18.6	¢	20.3	¢
F2018	1.7	1.9	3.8	2.0	2.3	F2018	19.3		19.7		18.6		16.3		18.5

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	3.2%					F2020	31.3%
F2019	3.2	2.7%	3.4%	5.7%	3.6%	F2019	32.4	32.4%	31.9%	31.5%	32.1%
F2018	3.1	2.5	2.5	(0.4)	1.9	F2018	31.9	32.0	31.9	31.2	31.8

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2020	1.6%					F2020	62.2%
F2019	1.7	2.2%	1.5%	2.0%	1.9%	F2019	62.0	62.4%	62.3%	62.2%	62.2%
F2018	3.7	2.1	1.7	(1.3)	1.7	F2018	62.5	61.3	60.5	59.7	61.0

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 10, 2019. The call will be broadcast live over the Internet at 9:30 a.m. CST.  To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required.  A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.